Exhibit 1A-6C

iCross Premier LLC

NOTE INDENTURE

This Note Indenture is entered into by iCross Premier, LLC (the “Company”) and each person who acquires a promissory note referencing this Note Indenture (a “Holder”).

Background

Each Holder purchased from the Company a promissory note (the “Notes”). This Note Indenture sets forth certain terms applicable to the Notes that are not set forth in the Notes themselves.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. Application of Indenture to Note.

1.1. In General. The terms of this Note Indenture shall apply to each Note as if the terms of this Note Indenture were fully set forth in each Note.

1.2. Excluded Matters. This Note Indenture shall not apply to any claims arising under the Federal securities laws.

2. Prepayment. The Company may prepay any Note in whole or in part at any time without any notice or penalty.

3. Restrictions on Holders. No Holder may, under any circumstances (i) take any action to collect a Note, except as provided in this Note Indenture; or (ii) record, or try to record, a Note or any other instrument relating to a Note.

4. Withholding. If any withholding tax is imposed on any payment made by the Company to a Holder pursuant to a Note, such tax shall reduce the amount otherwise payable with respect to such payment. Upon request of the Company, the Holder shall provide the Company with an Internal Revenue Service Form W-9 or other similar withholding certificate of a State, local or foreign governmental authority such that the Company may make payments under the Note without deduction for, or at a reduced rate of deduction for, any tax.

5. Transfers of Notes.

5.1. Limitations on Transfers. A Note may not be sold or otherwise transferred or encumbered except with the prior written consent of the Company, which may be withheld in the sole discretion of the Company.

5.2. Conditions on Permitted Transfers. In the event a Holder proposes to sell or transfer a Note, the Company may, but shall not be required to, impose reasonable conditions on such sale or transfer including, but not limited, to: (i) Notes may be transferred only in whole units, i.e., fractions of Notes may not be transferred; (ii) the transferee shall agree in writing to be bound by this Note Indenture; (iii) the transferor shall provide the Company with an opinion of counsel, satisfactory in form and substance to the Company’s counsel, stating that the transfer is exempt from registration under the Securities Act of 1933 and other applicable securities laws; and (iv) the transferor and transferee shall together pay in advance for any reasonable expenses the Company expects to incur in connection with the transfer, including attorneys’ fees.

5.3. First Right of Refusal. In the event a Holder (the “Selling Holder”) desires to sell or otherwise transfer one or more Notes (the “Transfer Notes”) to a third party, he shall notify the Company, specifying the Note(s) to be transferred, the purchase price, the form of consideration, and all other material terms, as well as a copy of any binding legal agreement setting forth such terms (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice, the Company shall notify the Selling Holder whether the Company elects to purchase all (but not less than all) of the Transfer Notes. If the Company has not elected to purchase all of the Transfer Notes within the thirty (30) day period described above, the Selling Holder may proceed with the sale to the proposed purchaser, subject to section 6.1. If the Company does not elect to purchase the Transfer Notes within the thirty (30) day period described above, and the Selling Holder and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or non-tradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Holder and the purchaser shall be treated as a new offer and shall again be subject to this section.

6. Right of Redemption.

6.1. In General. Any Holder may, at any time, notify the Company of such Holder’s desire for the Company to redeem all or a portion of the Note held by such Holder, specifying in such notice (the “Redemption Notice”) the portion of the Holder’s Note to be redeemed. Except as provided in section 6.2, the Company shall use reasonable commercial efforts to accommodate the Holder’s request by redeeming the portion of the Holder’s Note so specified on (i) the next Redemption Date, if the Redemption Notice is received by the Company at least seven (7) business days before the next Redemption Date; or (ii) the next following Redemption Date, if the Redemption Notice is received by the Company fewer than seven (7) business days before the next Redemption Date.

6.2. Limitations.

6.2.1. Limitation on Actions. In seeking to redeem all or a portion of a Holder’s Note pursuant to section 6.1, the Company shall not be required to (i) borrow money, (ii) raise additional capital, (iii) sell assets, or (iv) take any actions that would, in the Company’s discretion, be harmful to the Company or to Holders.

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6.2.2. Limitation on Amounts. In no event shall the Company be required to redeem Notes representing more than ten percent (10%) of all the Notes issued and outstanding on any Redemption Date.

6.3. Partial Redemption. Unless indicated otherwise by a Holder in a Redemption Notice, a request to redeem a specified amount of a Note shall be interpreted as a request to redeem any lesser portion of such Note, if the Company is unable to redeem to the total amount requested.

6.4. Order of Priority. Requests for redemptions will be considered in the order in which they are received. If a request for redemption is not satisfied in whole or in part, it shall be carried over to the next Redemption Date.

6.5. Redemption Date Defined. The term “Redemption Date” means:

6.5.1. For each Note designated as a “Quarterly Note,” March 30th, June 30th, September 30th, and December 31st; and

6.5.2. For each Note designated as a “Semi-Annual Note,” June 30th and December 31st.

6.6. Redemptions Upon Reduction of Interest Rates. In the event the Company reduces the interest rate of outstanding Notes pursuant to section 11 and so notifies Holders, each Holder of such Notes may, by giving notice to the Company within thirty (30) days following the Company’s notice, elect to have all of the affected Notes owned by such Holder redeemed by the Company effective on the date ninety (90) days following the Company’s notice.

7. Pledge of Collateral to Trust.

7.1. In General. The Company will establish the iCross Security Trust Premier, a Delaware statutory trust (the “Trust”), pursuant to the Trust Agreement attached to this Note Indenture, and shall assign to the Trust, as security for the due payment and performance of the Company’s obligations under this Note Indenture and the Note, for the benefit of the Holders, a security interest (the “Security Interest”) in and to the following (the “Collateral”):

7.1.1. All deposit account, money market account and the U.S. treasury funds, established by the Company for the purpose of investing Holders’ funds;

7.1.2. Each loan made by the Company (each, an “Underlying Loan”);

7.1.3. All promissory notes, personal guaranties, and other documents relating to each Underlying Loan;

7.1.4. All mortgages, security interests, and other liens securing each Underlying Loan;

7.1.5. Any deposit account, and all money and other property from time to time credited to such deposit account, established by the Company for the purpose of holding payments received with respect to Underlying Loans;

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7.1.6. All rights of the Company, in any capacity, to collect payments and otherwise enforce its rights with respect to the Underlying Loans; and

7.1.7. All revenues, substitutions, replacements, and proceeds of any of the foregoing (using the word “proceeds” as defined in the applicable Uniform Commercial Code).

This section 7 is intended to be a “security agreement” within the meaning of the Uniform Commercial Code.

7.2. Documents and Instruments. The Company shall from time to time execute, deliver and file, at the Company’s sole expense, all such agreements, instruments and certificates as may be reasonably necessary from time to time to establish, perfect, and preserve the Trust’s title to, and security interest in, the Collateral.

7.3. Subordination to Other Financing. If the Company borrows money (“Senior Debt”) from a bank or other institutional lender, or from Elite United LLC or another similar lender, then the obligation of the Company under this section and the Security Interest of Holders in the Collateral shall be in all respects subordinate to the Senior Debt.

7.4. Encumbrances. Except for Senior Debt, the Company shall at all times maintain the Collateral free and clear of all liens, mortgages, security interests and other encumbrances, provided that the Company or any third-party servicer may make all payments required with respect to Notes.

8. Defaults and Remedies.

8.1. Events of Default. An “Event of Default” shall be deemed to have occurred for purposes of this Note Indenture if (and only if):

8.1.1. The Company fails to use reasonable commercial efforts to accommodate a Holder’s request under section 6.1, taking into account the limitations set forth in section 6.2, and such failure continues for thirty (30) days after written notice;

8.1.2. The Company becomes subject to a voluntary or involuntary proceeding of bankruptcy, insolvency, or otherwise subject to receivership and remains so for a period of ninety (90) days; or

8.1.3. The Company is in default with respect to any other of its debt obligations, including with respect to Senior Debt; or

8.1.4. The Company becomes unable to pay its debts as they become due; or

8.1.5. The Company breaches any of its obligations under this Note Indenture and such breach remains uncured for ninety (90) days following written notice.

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8.2. Force Majeure. An Event of Default shall not be deemed to have occurred as a result of a breach or failure by the Company is such breach or failure is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the Company; provided that the Company shall give Holders written notice explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

8.3. Consequences of Default.

8.3.1. Notice. Upon the occurrence of an Event of Default, the Company shall provide written notice to all Holders (a “Notice of Default”). The Notice of Default shall (i) describe the circumstances surrounding the Event of Default, (ii) reference the need for the Holders to appoint a Representative pursuant to section 9.3.2 below, and (iii) be accompanied by (A) a copy of this Note Indenture, and (B) a list of all of the Holders, the email address of each Holder on file with the Company, and the outstanding amount with respect to each Holder’s Note.

8.3.2. Appointment of Representative.

(a) Selection. Upon the occurrence of an Event of Default, a single representative shall be appointed to represent all of the Holders (the “Representative”). The Representative, who may, but need not, be a Holder, but shall not be affiliated with or related to the Company, shall be selected by the Holders as follows:

(1) For a period of up to twenty (20) business days following the Notice of Default, the Holders shall confer among themselves as to the appointment of a Representative.

(2) If at any time during such twenty (20) day period, the Holders of a majority of the Notes, measured by the principal amount outstanding with respect to each such Note (a “Majority”), agree as to the appointment of a Representative, that person shall be the Representative.

(3) If, at the conclusion of such twenty (20) day period, no Representative has been appointed by a Majority, each Holder shall submit the name of up to three (3) persons such Holder would accept as the Representative.

(4) With each name appearing on any Holder’s list there shall be associated a number equal to the total principal amount outstanding of all Notes held by Holders whose lists included such name.

(5) The person whose name is associated with the largest number shall be appointed as the Representative.

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(b) Authority of Representative. The Representative shall have the power, on behalf of each Holder, to pursue such remedies as may be available by law and pursuant to this Note Indenture, for the purpose of maximizing the return to the Holders as a group, and to settle the claims of each Holder on such terms as the Representative may determine in its sole and unlimited discretion, subject to the other provisions of this Note Indenture. The Representative may pursue such remedies notwithstanding that the Representative does not have physical possession of the Notes and without naming the Holders as parties.

(c) Power of Attorney. Upon the appointment of a Representative, each Holder shall be deemed to have granted to the Representative a limited Power of Attorney for the purpose of carrying out such Representative’s responsibilities under this Note Indenture. Each Holder shall, upon the request of the Representative, execute such additional documents and instruments as may be reasonably necessary to confirm such limited Power of Attorney and otherwise carry out the purposes of this Indenture.

(d) No Separate Claims. No Holder may bring any claim against the Company to enforce the payment obligation evidenced by a Note. All such claims may be brought only by the Representative, acting on behalf of, and in the name of, each Holder, in accordance with the provisions of this Indenture.

(e) Release of Claims by Holders. Each Holder hereby releases the Representative for all claims arising from the Representative’s performance of its services pursuant to this Note Indenture, except and to the extent that a Holder can demonstrate by clear and convincing evidence that such act or omission constituted gross negligence or intentional misconduct.

(f) Fees and Expenses of Representative. The reasonable fees and costs of the Representative, including but not limited to reasonable attorneys’ fees, shall be the obligation of the Company, and shall be added on to the amount otherwise payable with respect to the Notes, and no Holder shall be obligated to pay such fees or costs directly; provided, however, that following an Event of Default, any further payments made by the Company shall first be used to pay the reasonable fees and costs of the Representative, and not to make any payments with respect to the Notes, and if any Holder shall receive any payment with respect to his, her, or its Note before all of the reasonable fees and costs of the Representative have been paid, such Holder shall promptly pay such amount to the Representative.

(g) Resignation of Representative. A Representative may resign at any time by giving notice to the Company and all of the Holders of the Notes at least thirty (30) days before such resignation is to become effective. Upon the resignation of a Representative, a replacement shall be selected by the affirmative vote of Holders holding a majority of the Notes, measured by outstanding principal amount. If such Holders have not selected a replacement Representative within sixty (60) days following the effective date of the resignation, then Honeycomb may, at any time, by giving notice to the Company and all of the Holders, designate a replacement Representative who shall not be related to or affiliated with Honeycomb or the Company.

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(h) Termination of Representative. The services of a Representative may be terminated at any time by the affirmative vote of Holders holding a majority of the Notes, measured by the outstanding principal amount with respect to each such Note, but only if they simultaneously appoint a replacement Representative.

8.4. Remedies. Upon the occurrence of an Event of Default, the Holders shall be entitled to any remedy that may be available by law. However, the Representative shall not, without the affirmative consent of Holders holding a majority of the Notes, measured by outstanding principal amount, have the right to accelerate the payment of outstanding principal with respect to the Notes.

8.5. Payments Deemed Held in Trust. Any Holder who receives a payment on a Note while an Event of Default remains in effect with respect to such Note in excess of the amount such Holder should have received shall be deemed to be holding such excess in trust for the benefit of other Holders and the Representative and shall return such excess on demand.

8.6. Forbearance Not a Waiver. If a Holder or the Representative delays in exercising or fails to exercise any of its rights under a Note or this Note Indenture, that delay or failure shall not constitute a waiver of any rights or of any breach or default. No waiver by a Holder or the Representative shall be effective unless the waiver is expressly stated in a writing signed by the Holder or the Representative, as the case may be.

8.7. Termination of Default. An Event of Default shall be deemed to have been terminated upon the earliest to occur of:

8.7.1. The date the Representative and the Company enter into a settlement of all claims; or

8.7.2. If the acceleration of the outstanding principal with respect to the Notes has not been authorized by the Holders, the date the Company has paid (i) to the Holders, all interest and principal due through such date; and (ii) to the Representative, all the fees and expenses described in section 9.3.2(f); or

8.7.3. If the acceleration of the outstanding principal with respect to the Notes has been authorized by the Holders, the date the Company has paid (i) to the Holders all interest and principal due through such date; and (ii) to the Representative, all the expenses described in section 9.3.2(f); but only if Holders holding a majority of the Notes, measured by the outstanding principal amount with respect to each Note, agree to annul the demand for acceleration.

8.8. Waiver of Past Defaults. The Holders of a majority of the outstanding principal amount of the Notes, by notice to the Representative, may on behalf of the Holders of all the Notes waive an existing Event of Default and its consequence. When an Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequent right.

9. Application of Payments. All payments made by the Company shall be applied first to pay any costs incurred by the Representative under section 8, including reasonable attorneys’ fees, then to accrued interest, then to principal.

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10. Replacement and Supplemental Indentures.

10.1. Replacement of Indenture. The Company may at any time propose to replace this Note Indenture in its entirety with a different indenture (the “Replacement Indenture”). The Company shall forward to all Holders a true copy of the proposed Replacement Indenture (the “Replacement Indenture Notice”). Upon the affirmative consent of Holders holding at least twenty five percent (25%) of all outstanding Notes, measured by outstanding principal amount and including Notes held by affiliates of the Company, the Replacement Indenture shall be deemed to have been adopted by all of the Holders and shall replace and supersede this Note Indenture in its entirety. If such affirmative consent has not been obtained within ninety (90) days following the date of the Replacement Indenture Notice, then the Company shall not again seek the consent of the Holders for any replacement indenture for a period of an additional ninety (90) days.

10.2. Appointment of Permanent Trustee. The Company may at any time propose to designate one or more persons qualified to act as the trustee of the Trust to serve as the trustee, in lieu of the Company or a Representative appointed by Holders. If the proposed trustee is a bank or other institution in the business of serving as a trustee, then (i) the appointment shall not require the consent of Holders, (ii) the appointment shall be effective on a date specified by the Company, and (iii) the Company shall promptly notify all Holders, Otherwise, the Company shall forward to all Holders the identity and qualifications of the proposed trustee and its willingness to serve (the “Trustee Appointment Notice”). Upon the affirmative consent of Holders holding at least twenty five percent (25%) of all outstanding, measured by outstanding principal amount and including Notes held by affiliates of the Company, the person so identified shall be deemed to have been appointed to serve as the trustee of the Trust. If such affirmative consent has not been obtained within ninety (90) days following the date of the Replacement Indenture Notice, then the Company shall not again seek the consent of the Holders for a period of an additional ninety (90) days.

10.3. Amendment Without Consent of Holders. Without the consent of any Holders, the Company may amend this Note Indenture to:

10.3.1. Add to the obligations of the Company for the benefit of the Holders of, or surrender any right or power conferred upon the Company;

10.3.2. Establish the form or terms of the Notes;

10.3.3. Cure any ambiguity, defect, or inconsistency;

10.3.4. Amend restrictions on transferability in any manner that does not adversely affect the rights of any Holder in any material respect; or

10.3.5. Make any other change that does not adversely affect the rights of any Holder in any material respect.

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11. Changes in Interest Rate. The Company may change the interest rates on the Notes at any time, provided that for any Notes already outstanding (i) the Company shall notify the Holders of such Notes, and (ii) the change in the interest rate shall not become effective before the date ninety (90) days following the date of such notice.

12. Miscellaneous.

12.1. Electronic Delivery. All communications from the Company to Holders, including but not limited to all tax forms, shall be via electronic delivery.

12.2. Notice. Any notice or document required or permitted to be given under this Note Indenture may be given by a party or by its legal counsel and shall be deemed to be given on (i) the day after being deposited with a national overnight delivery service (unless the recipient can demonstrate that the package was not delivered to the specified address), or (ii) the date transmitted by electronic mail (unless the recipient can demonstrate that the message was not delivered to the recipient’s inbox), to cs@iCrossFund.com, if the to the Company, to the email address in his, her, or its Investment Agreement, if the recipient is a Holder, or such other address as a party may designated by notice complying with this section.

12.3. Payments. All payments of principal and interest on the Notes will be made in U.S. dollars as Automated Clearing House (ACH) deposits into an account designated by each Holder at the Site. To the extent a Holder does not authorize the Company to make such ACH distributions into a designated account, payments to such Holder will be made by check and mailed to such Holder after deduction by the Company from each such check of a Fifty Dollar ($50) processing fee.

12.4. Governing Law. This Note Indenture and each Note shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Holder hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Holder, and (iv) consents to service of process by notice sent by regular mail to the address in the Holder’s Investment Agreement.

12.5. Waiver of Jury Trial. EACH HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NOTE INDENTURE OR ANY NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HER, SHE, OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION.

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